Exhibit 10.1

September 13, 2026

Judith F. Marks
At the address last on file with the Company

RE:  Transition and Retirement

Dear Judy:

On behalf of Otis Worldwide Corporation (together with all of its subsidiaries, divisions and affiliates are hereafter referred to collectively as the “Company”), I want to thank you for your many years of service to the Company, during which you have demonstrated exceptional leadership and made significant contributions to the Company as Chair, Chief Executive Officer and President.  We appreciate your willingness to provide continued support and expertise to the Company as we navigate this leadership transition.

As you and the Company have mutually agreed, you will assist with the orderly transition of your duties and responsibilities to a successor Chief Executive Officer and President and thereafter retire from the Company.  In connection with your retirement, your employment with the Company will automatically terminate and you will automatically and immediately resign as a member of the Board of Directors of Otis Worldwide Corporation (the “Board”).

This letter agreement (this “Agreement”) sets forth the terms and conditions relating to your leadership transition, retirement and separation from the Company, including the treatment of your outstanding long-term incentive awards, and reflects the parties’ agreement regarding the resolution of claims arising out of or relating to your employment or separation from the Company.  Accordingly, in consideration of the mutual promises and covenants set forth herein, you and the Company agree as follows:

1.	Transition and Retirement

You will retire and your employment with the Company will terminate on the earlier of (a) the date upon which the Board-appointed successor Chief Executive Officer commences service as Chief Executive Officer of the Company, which is currently expected to occur during the first half of 2027, and (b) July 31, 2027, or such later date as you and the Board may mutually agree in writing (the “Transition Date”).  Until the Transition Date, you will continue to serve as Chair, Chief Executive Officer and President of the Company and, as requested by the Board, will assist with the search for, and the transition of your duties and responsibilities to, a successor Chief Executive Officer.  For all purposes of the LTI Plan (as defined below), your continuous service with the Company will be treated as continuing through the Transition Date, and the Transition Date will be your “Termination Date” as that term is defined in the schedule of terms of the LTI Plan.

In connection with your retirement from employment, by signing this Agreement, you hereby automatically and irrevocably resign, effective as of the Transition Date, from your position as a member of the Board.  On the Transition Date, to the extent requested by the Company, you will resign from any Company positions you hold and will execute any documents reasonably related thereto.

Notwithstanding the foregoing, if the Transition Date occurs prior to July 31, 2027 due to the commencement of employment of a successor Chief Executive Officer, then, beginning on the Transition Date and ending on July 31, 2027 (such period, the “Consulting Period”), you will serve as a nonemployee consultant to the Company.  If the Transition Date occurs on or after July 31, 2027, then there will be no Consulting Period.

During the Consulting Period, you will be available to advise the Company on all matters relating to the Company and your prior employment therewith, and will be expected to perform such duties and responsibilities as reasonably requested by the Board or Chief Executive Officer of the Company (the “Services”) (it being understood that the Company will make available to you any property previously returned as may be necessary to facilitate such Services, and you will return such property thereafter); provided that the level of Services will not exceed 20% of the average level of services you provided to the Company during the 36-month period immediately preceding the Transition Date.  The parties intend that, whether or not the Consulting Period occurs, your termination of employment on the Transition Date will constitute a “separation from service” within the meaning of Section 409A (as defined below) and a termination of employment for purposes of the Company’s employee benefit plans, other than as set forth in Section 2.B. hereto.  During the Consulting Period the Company will reimburse your reasonable business expenses, including travel expenses in respect of travel requested by the Company, on the basis applicable to members of the Executive Leadership Group.  Except as provided in this Section 1, you will not be eligible to receive any compensation in respect of the Services, nor will you be eligible to participate in any employee benefit plans of the Company (except as required by applicable law, including the Consolidated Omnibus Budget Reconciliation Act) during the Consulting Period.  Notwithstanding the foregoing, if the Consulting Period begins before the Company pays its short-term incentive awards for 2026 in the ordinary course of business, you will remain eligible to receive your short-term incentive award for 2026 based on actual performance (the “STI Award”) at the time such awards are normally paid; provided, however, that if the Consulting Period begins before January 1, 2027, the STI Award will be prorated based on the number of days elapsed in 2026 through the Transition Date.  The Company may terminate the Consulting Period for Cause (as defined in the LTI Plan), and you may terminate the Consulting Period voluntarily upon written notice to the Company.  If the Consulting Period is terminated by the Company for Cause or by you voluntarily, you will cease to be eligible, effective as of the date of such termination, for any further benefits under Section 2.B. hereof, including any continued vesting of the LTI Awards thereunder.

Subject to your continued compliance with this Agreement, including, for the avoidance of doubt, your compliance with all applicable restrictive covenants, then, in exchange for your provision of the Services, you will be entitled to the continued vesting of certain of your equity awards during the Consulting Period; provided that, in order to receive such vesting, which constitutes good and valuable consideration, you will sign a release of claims in favor of the Company in the form attached as Exhibit A (the “Release”).  The Release must be signed by you no earlier than the Transition Date and no later than 21 days after the Transition Date.

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The parties acknowledge that your employment will remain “at will” through the Transition Date.  Accordingly, either you or the Company may end the employment relationship at any time.  If your employment ends before the Transition Date, this Agreement will cease to apply, and the parties’ respective rights and obligations in connection with your separation from the Company will be determined in accordance with the applicable agreements and benefit plans; provided, however, that if your employment is terminated involuntarily by the Company other than for Cause or due to your death or Disability (as defined in the LTI Plan), or if you terminate your employment following the Company’s material breach of this Agreement, then the date of your termination of employment will be deemed to be your Transition Date, the Consulting Period will commence on such date and you will therefore remain eligible to vest in the LTI Awards under the LTI Plan pursuant to Section 2.B. hereof.  For purposes of the foregoing, you must provide the Company with written notice describing the material breach in reasonable detail no later than thirty (30) days after the breach occurs, the Company must fail to cure such breach within thirty (30) days after receiving such notice, and you must terminate your employment promptly following the expiration of such cure period.  For the avoidance of doubt, except as provided in this paragraph, you will not be entitled to any payments, benefits, or other rights under this Agreement following the termination of your employment, nor will the Consulting Period commence after any other termination of your employment.

Your transition and termination of employment on the Transition Date, including as described in the immediately preceding paragraph, and the termination of the Consulting Period on July 31, 2027 will not constitute a “Qualifying Termination” within the meaning of the Company’s Executive Leadership Group Severance Plan.

2.	Separation Benefits

You acknowledge and agree that the compensation and benefits described in this Section 2, together with any accrued but unpaid compensation and any vested benefits to which you are entitled under the applicable Company plans, constitute the sole benefits due to you in connection with your separation from the Company as described in this Agreement.

A.
ELG RSUs.  Your retirement on the Transition Date will constitute a “Qualifying Separation” for purposes of that Executive Leadership Group Agreement, dated as of November 10, 2017, and effective as of October 20, 2017 (the “ELG Agreement”).  Your ELG RSUs, granted to you on November 1, 2017 (the “ELG RSUs”), will be treated and settled in accordance with the terms of the ELG Agreement and the Legacy Schedule of Terms applicable to such ELG RSUs (including the provisions thereof providing for vesting in the event of our death or Disability or upon a Change-in-Control), subject to your timely execution and non-revocation of the ELG RSU Retention Award Vesting Agreement in the form attached as Exhibit B (the “Vesting Agreement”).  For the avoidance of doubt, if you do not timely execute the Vesting Agreement following the Transition Date, you will forfeit your right to receive any consideration in respect of the ELG RSUs.

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B.
Long-Term Incentive (LTI) Awards.  Your LTI awards that are not the ELG RSUs (the “LTI Awards”) will be governed by and subject to the terms and conditions of the Otis Worldwide Corporation 2020 Long-Term Incentive Plan, as amended and restated as of January 1, 2024, and the applicable schedule of terms for each such LTI Award, including the “Forfeiture of Award and Repayment of Gains” provisions (collectively, the “LTI Plan”), except as expressly provided in this Agreement; provided that, if the Transition Date occurs prior to July 31, 2027, then your termination of employment on the Transition Date will not constitute a termination of services within the meaning of the LTI Plan.  Accordingly, subject to your compliance with this Agreement (including, for the avoidance of doubt, the Release, as applicable), your assistance with the orderly transition of your duties and responsibilities and your continued provision of services to the Company, whether as an employee or a non-employee consultant, through the applicable vesting date, such LTI Awards (including your annual awards granted of February 6, 2024, February 4, 2025 and February 3, 2026, and your Supplemental Restricted Stock Unit Award and Supplemental Performance share Unit Award, each granted on July 23, 2024) will remain outstanding and eligible to vest in accordance with their terms through July 31, 2027.  Upon the Transition Date or, if applicable, the later conclusion of the Consulting Period, your outstanding LTI Awards will be forfeited and cancelled at such time for no consideration in respect thereof in accordance with the terms of the LTI Plan.

C.
Executive Leased Vehicle.  You may purchase your Company leased vehicle in accordance with standard program procedures prior to the Transition Date.  If you do not wish to purchase this vehicle, it must be returned to the Company on or before the Transition Date.

D.
Indemnification.  The Company will indemnify you and advance expenses to you to the fullest extent permitted by the applicable law in respect of your service as an officer and director and in respect of your Services, in each case to the fullest extent required by applicable law and subject to the terms and conditions of the Company’s certificate of incorporation, bylaws and any applicable individual indemnification agreement between you and the Company. Following the Transition Date, you will be covered under any directors’ and officers’ liability insurance policy maintained by the Company to the same extent, and on terms no less favorable, than those applicable to similarly situated former directors and officers of the Company.

E.
No Mitigation.  You will not be required to mitigate the amount of any payment or benefit provided under this Agreement, and no such payment or benefit will be reduced by any compensation you earn from any subsequent employer or engagement, except as otherwise expressly provided in this Agreement.

3.	Agreements by You

A.
You acknowledge that the restrictive covenants and obligations set forth in the Otis Worldwide Corporation Restrictive Covenant Agreement between you and the Company (the “RC Agreement”) will remain in effect in accordance with its terms.

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B.
On or before the Transition Date, you will return to the Company your company-issued laptop, telephone, and other electronic devices, as well as all Company Information (as defined below), reports, files, memoranda, records, computer access codes, software and other information that you received or prepared or helped to prepare in connection with your position at the Company.  You have not and will not retain any copies or excerpts of such materials (hard copy and electronic); provided that you may retain (i) your personal contacts, calendars and correspondence, (ii) personal copies of your compensation, equity and benefits records and (iii) any agreement to which you are party in your individual capacity.  The term “Company Information” as used in this Agreement means:  (a) confidential information including, without limitation, information received from third parties under confidential conditions; (b) information subject to the Company’s attorney-client or work-product privilege; (c) the capabilities and potential of Company Employees; and (d) other technical, scientific, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company’s interest.  You acknowledge that your intellectual property agreement with the Company continues in full force and effect following the Transition Date.

C.
Subject to Section 3.F., if you become legally compelled to discuss Company Information or any other matter that may otherwise violate this Agreement, you will promptly notify the Company to enable the Company, if it chooses, to seek any legally appropriate remedy prior to such disclosure.

D.
If any of the restrictions in this Section 3 (including in the RC Agreement) are held by a competent authority to be unenforceable under applicable law, this Section 3 will be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended will continue in effect.

E.
You agree to cooperate with the Company following the Transition Date with respect to any matter in which: (i) you were involved during the course of your employment with the Company; and (ii) your subsequent assistance and cooperation is reasonably necessary or appropriate.  Such cooperation will include using your reasonable best efforts to protect and further the Company’s interests in litigation matters.  The Company and you will each use good-faith best efforts to reconcile and accommodate any conflicts with respect to scheduling any such assistance, with the Company taking into account your pursuit, acceptance of or performance of any other professional responsibilities and you taking into account the Company’s need to comply with judicial or other similar nondiscretionary orders.

F.
Nothing in this Agreement, will be construed to prohibit you from filing a charge with, providing information or testimony to, or participating in any investigation or proceeding by the EEOC or comparable state or local agency, filing a whistleblower claim or complaint with the SEC, providing information or testimony, or otherwise reporting unlawful conduct to an enforcement agency or law enforcement, including making disclosures to such agency or official thereof without notice to the Company.  You agree, however, to waive the right to recover monetary damages in any charge, complaint, or lawsuit filed by you or anyone else on your behalf, with respect to any claims that are released in the Vesting Agreement and/or the Release, following the execution of such documents.  Notwithstanding the above, you may accept a whistleblower award from the SEC for having reported information to that agency.

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4.	Taxes

You, or your estate, are responsible for any tax liability associated with payments and benefits provided under this Agreement.  The Company will withhold taxes from such payments to the extent required by law.  The intent of the parties is that to the maximum extent permitted the payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder (collectively, “Section 409A”) and, accordingly, this Agreement will be interpreted to be exempt from or in compliance with Section 409A.  For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.  To the extent that any reimbursement or in-kind payment provided pursuant to this Agreement is deemed “nonqualified deferred compensation” subject to Section 409A then (i) all such expenses or other reimbursements as provided herein will be payable in accordance with the Company’s policies in effect from time to time, but in any event will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year, and (iii) the right to such reimbursement or in-kind benefits will not be subject to liquidation or exchanged for another benefit.

5.	Miscellaneous

This Agreement, the LTI Plan and those agreements incorporated herein contain all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement, and supersede all other, prior representations, whether written or oral, concerning your employment with the Company and your separation from the Company; provided that nothing in this Agreement limits or otherwise affects your rights to vested benefits under the Company’s retirement, pension, savings and deferred compensation plans.  The Company has made no promises to you other than those set forth in this Agreement.  This Agreement, and the provisions in it, will not be construed or interpreted for, or against, any party because that party drafted or caused that party’s legal representative to draft any of its provisions.  No changes to this Agreement will be effective unless made in writing and signed by the parties hereto.  In the event of any conflict in terms between the LTI Plan and this Agreement, the terms of the LTI Plan will prevail and govern.  This Agreement may be executed in counterparts, including by electronic means, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  The provisions of this Agreement are severable and divisible.  In the event that any portion of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

You are encouraged to consult with an attorney before signing this Agreement.  The Company will pay or reimburse you for the reasonable legal fees and expenses you incur in connection with the negotiation, preparation and execution of this Agreement, up to a maximum of $25,000, subject to the Company’s timely receipt of reasonable supporting documentation.

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Any dispute arising between the Company and you with respect to the performance or interpretation of this Agreement will be submitted to arbitration in Hartford, Connecticut, for resolution in accordance with the Employment Arbitration Rule of the American Arbitration Association, modified to provide that the decision by the arbitrator will be binding on the parties, will be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based and will be rendered within 90 days following empanelment of the arbitrator; provided, however, that the Company may at its option elect to seek damages or injunctive relief (without the necessity to post bond) for any breach of Section 3 in any court of competent jurisdiction.  The costs of arbitration and selection of the arbitrator will be determined in accordance with the rules of the Employment Arbitration Rules of the American Arbitration Association.  Following a decision by the arbitrator, the successful party will be reimbursed by the other party for all costs or fees paid by the successful party to the American Arbitration Association in relation to the dispute under this Agreement.  This Agreement will be subject to and governed by the laws of the state of Delaware, excluding its conflict of laws rules.

In addition to any other rights the Company may have, should you materially breach any of the terms of the RC Agreement or this Agreement, including specifically, but not limited to, the representations and promises contained in Section 3, the Company will have the right to cease any enhanced benefits or payments provided based on this Agreement and seek recovery of all such payments, net of $1,000 and any taxes paid by you with respect to such payments that are not refundable or otherwise recoverable by you.  Such action by the Company will not be taken capriciously and will have no effect on the release of claims in the Vesting Agreement and/or the Release.  The Company’s remedy for a breach of this Agreement will not be limited to the recovery of payment or the value of benefits provided or due in accordance with this Agreement.

[Signature page follows]

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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Agreement, which is enclosed for your convenience.

Very truly yours,

Otis Worldwide Corporation

By:	/s/ Christopher Kearney
Name:	Christopher Kearney
Title:	Independent Lead Director

Acknowledged and agreed:

/s/ Judith F. Marks
Judith F. Marks

[Signature Page to the Letter Agreement]

Exhibit A

Release Agreement

This release agreement (this “Release”) is entered into by Judith F. Marks (the “Executive”). Capitalized terms used in this Release have the meaning set forth in the Letter Agreement by and between the Executive and Otis Worldwide Corporation (together will all of its subsidiaries, divisions and affiliates are hereafter referred to collectively as the “Company”) dated as of September 13, 2026 (the “Agreement”).

WHEREAS, pursuant to Section 2 of the Agreement, the Executive agreed to execute this Release.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in the Agreement and as a condition to receipt of the payments and benefits set forth in the Agreement, and in full and complete settlement of all matters between the Executive and the Company, the Executive agrees as follows:

I.       COMPLETE RELEASE

A.      The Executive, for the Executive and on behalf of the Executive’s heirs, executors, assigns and successors in interest, hereby agrees to release the Company, its subsidiaries, divisions, employee benefit plans and their administrators, present or former employees, officers and directors, personally and in their capacity as employees, officers and directors of the Company, from all claims or demands the Executive may have based on the Executive’s employment with the Company or the termination of that employment. This includes a release of any rights or claims the Executive may have under U.S. law, including the Age Discrimination in Employment Act of 1967, as amended from time to time, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act which prohibits discrimination on the basis of disability; the Employee Retirement and Income Security Act of 1974, as amended from time to time, which prohibits termination of employment for the purpose of interfering with eligibility for employee benefits; or any other U.S. or non-U.S. federal, state or local laws or regulations prohibiting employment discrimination. This Release also includes a release by the Executive of any claims or actions for wrongful discharge, breach of contract (express or implied), tort, defamation, emotional distress, attorney’s fees, or any other claims otherwise related to the Executive’s employment or the termination of the Executive’s employment with the Company.

B.      This Release covers all claims based on any facts or events, whether known or unknown by the Executive that occurred on or before the execution of this Release. The Executive acknowledges that the Executive is not entitled to and will not assert any claim for termination-related benefits under any jurisdiction outside of the United States, whether based on foreign law, regulation, collective agreement, contract or arrangement.

C.      This Release is subject to the Release Exclusions, Future Rights, and Limitations described in Section II.

II.      RELEASE EXCLUSIONS, FUTURE RIGHTS, AND LIMITATION

The Release in Section I does not include a release of (i) the Executive’s rights to any pension, deferred compensation, health or similar benefits to which the Executive may be entitled in accordance with the terms of the Company employee benefit plans in which the Executive participated, (ii) any claims for payments, benefits or other rights to which the Executive is entitled in accordance with the terms of the Agreement or this Release, including, for the avoidance of doubt, any right to indemnification as described in Section 2.D. of the Agreement, (iii) any claim for long-term disability benefits, (iv) any claim that cannot lawfully be waived or released, (v) any right or claim arising after the date this Release becomes effective, and (vi) any right to benefits and equity vested as of the date of this Release, including any right to exercise stock appreciation rights and to retain vested equity in accordance with the terms applicable to such stock appreciation rights and vested equity.

In addition, nothing in Section I, or anything else in this Release, shall be construed to prohibit the Executive from filing a charge with, providing information or testimony to, or participating in any investigation or proceeding by the EEOC or comparable state or local agency, filing a whistleblower claim or complaint with the SEC, providing information or testimony, or otherwise reporting unlawful conduct to an enforcement agency or law enforcement, including making disclosures to such agency or official thereof without notice to the Company. The Executive agrees, however, to waive the right to recover monetary damages in any charge, complaint, or lawsuit filed by the Executive or anyone else on the Executive’s behalf, with respect to any claims that are released in Section I of this Release. Notwithstanding the above, the Executive may accept a whistleblower award from the SEC for having reported information to that agency.

III.    PERIOD FOR REVIEW AND CONSIDERATION OF RELEASE

The Executive confirms that the Executive has been given 21 days to review and consider this Release before signing it.

IV.     ENCOURAGEMENT TO CONSULT WITH AN ATTORNEY

The Executive is encouraged to consult with an attorney before signing this Release. The Company will pay or reimburse the Executive’s legal fees as provided in the Agreement.

V.       EXECUTIVE’S RIGHT TO REVOKE RELEASE

If this Release is signed by the Executive and returned to the Company within the time specified in Section III, the Executive may revoke this Release within seven days of the date of the Executive’s signature. Revocation can be made by delivering or otherwise tendering a written notice to Susan Grady, Senior Vice President, Corporate Secretary, Otis Worldwide Corporation, One Carrier Place, Farmington, CT 06032, USA, susan.grady@otis.com. For the revocation to be effective, written notice must be received by the Company within seven days after the Executive signs this Release. If the Executive revokes this Release, it shall not be effective or enforceable and the Executive will not be entitled to receive the benefits described in Section 2.B. of the Agreement.

VI.   EFFECTIVE DATE OF RELEASE

Except as stated Section I, the “Effective Date” of this Release shall be the eighth day after this Release is signed and dated by the Executive, provided the Executive has not revoked acceptance in accordance with Section III above. If this Release is signed but not dated by the Executive, then the effective date of this Release shall be the eighth calendar day after receipt of this Release by the Company, provided the Executive has not revoked acceptance of this Release in accordance with Section III above. This Release must be executed and all revocation periods shall have expired within 28 days after the date this Release was delivered to the Executive; by failing to do so, the Executive shall forfeit any payments and/or benefits provided for under Section 2 of the Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE, FULLY UNDERSTANDS ITS CONTENT AND EFFECT, AND WITHOUT DURESS OR COERCION, KNOWINGLY AND VOLUNTARILY ASSENTS TO ITS TERMS.

IN WITNESS WHEREOF, THE EXECUTIVE HAS EXECUTED THIS RELEASE.

By:

Judith F. Marks

Date:

Exhibit B

ELG RSU Retention Award Vesting Agreement

This VESTING AGREEMENT (this “Agreement”), is entered into between Judith F. Marks (hereinafter, the “Executive”), and OTIS WORLDWIDE CORPORATION, a Delaware corporation, with an office and place of business at Farmington, Connecticut (Otis Worldwide Corporation and all its subsidiaries, divisions and affiliates are hereinafter referred to as the “Company”).

WHEREAS, the Executive and the Company agree that the Executive’s employment with the Company will terminate; and

WHEREAS, the parties wish to set forth their mutual understanding concerning the terms and conditions relative to the termination of the Executive’s employment with the Company; and

WHEREAS, the Executive has committed to membership in the Company’s Executive Leadership Group (the “ELG”), which commitment signifies, among other things, the Executive’s acceptance of the terms and conditions of the ELG Program, including, specifically, the terms and conditions of the ELG Restricted Stock Unit Retention Award (the “ELG RSU Award”) set forth in the Schedule of Terms of such Award;

NOW, THEREFORE, it is hereby mutually agreed as follows:

1.	(a)	The Executive’s employment with the Company will terminate effective as of the “Transition Date”, as defined in that letter agreement by and between the Executive and the Company, dated September 13, 2027 (the “Letter Agreement”), unless sooner terminated by the Company or the Executive.

(b)
The parties agree that the retirement of the Executive’s employment on the Transition Date is a Qualifying Separation, entitling the Executive to vest in the ELG RSU Award (the “ELG RSU Retention Award”) as of the Transition Date, subject to the Executive’s continued employment with the Company through the Transition Date.  For the avoidance of doubt, if the Executive’s employment is terminated by the Company other than for Cause or due to the Executive’s death or Disability (as defined in the LTI Plan), or if the Executive terminates her employment following the Company’s material breach of the Letter Agreement pursuant to the process described in the Letter Agreement, then such termination shall constitute a Qualifying Separation.  Receipt of the ELG RSU Retention Award is subject to continued compliance with the obligations set forth in Section 4 of this Agreement.

2.	(a)	Subject to Section 14, effective as of the Transition Date, the number of ELG RSUs awarded, including dividend equivalents, will convert into an equal number of shares of Otis Common Stock, less the number of shares withheld to pay taxes. The net number of shares will be transferred to an account in the Executive’s name on the records of the Company’s stock transfer agent, Computershare Trust Company. The Executive acknowledges her understanding that the receipt of the ELG RSU Award will occur in consideration of her agreements and obligations set forth in this Agreement and the ELG RSU Award.

(b)
The Executive understands and agrees that the value of the ELG RSU Award will not be treated as compensation for any purpose under any of the retirement, savings, severance or other employee benefit plans in which she participated, unless otherwise provided in the Letter Agreement.

3.	(a)	Pursuant to this Section 3 (this “Release”), the Executive hereby agrees to release the Company, its subsidiaries, divisions, present or former employees, officers and directors from all claims or demands the Executive may have arising from or related to her employment with the Company or the termination of that employment. This includes a release of any rights or claims that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended from time to time, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which prohibits discrimination on the basis of handicap; the Employee Retirement Income Security Act of 1974, as amended, which prohibits discrimination on the basis of eligibility to receive benefits and any other federal, state or local laws or regulations prohibiting employment discrimination. This Release also includes a release by the Executive of any claims or actions for wrongful discharge based on statute, regulation, contract, tort, common or civil law or otherwise.

(b)
This Release covers all claims based on any facts or events, whether known or unknown by the Executive that occurred on or before the effective date of this Agreement.  This Release does not include a release of the Executive’s rights to any pension, deferred compensation, health or similar benefits to which she may be entitled in accordance with the terms of the Company employee benefit plans in which she participated, nor of any right to indemnification or advancement of expenses, any right to coverage under any directors’ and officers’ liability insurance policy, any right or claim arising after the date upon which this Release becomes effective, any right to benefits and equity vested as of that date, or any claim that cannot lawfully be waived.

(c)
Nothing in this Agreement will be construed to prohibit the Executive from filing a charge with, providing information or testimony to, or participating in any investigation or proceeding by the Equal Employment Opportunity Commission (EEOC) or comparable state or local agency, filing a whistleblower claim or complaint with the Securities and Exchange Commission (the “SEC”), providing information or testimony, or otherwise reporting unlawful conduct to an enforcement agency or law enforcement, including making disclosures to such agency or official thereof without notice to the Company.  The Executive agrees, however, to waive the right to recover monetary damages in any charge, complaint, or lawsuit filed by the Executive or anyone else on the Executive’s behalf, with respect to any claims that are released pursuant to this Release.  Notwithstanding the above, the Executive may accept a whistleblower award from the SEC for having reported information to that agency.

(d)
The Executive understands and agrees that, except as provided in the Letter Agreement, the distribution of the ELG RSU Award distributed pursuant to this Agreement is in full and complete satisfaction of all obligations due to her by the Company and that no other obligations are due to her under the ELG Program or ELG Agreement.  The Executive further acknowledges that she will not be entitled to any additional severance payments or payments in lieu of vacation, holiday or other fringe benefits under the ELG or any other Company program, other than as set forth in the Letter Agreement.

(e)
Following the Transition Date, the Executive agrees that she will cooperate with the Company with respect to matters that involved her during the course of her employment if such cooperation is deemed necessary or appropriate by the Company.

(f)
The Executive agrees to resign from all committees, boards, associations and other organizations, both internal and external, to which the Executive currently belongs in her capacity as a Company executive, except as mutually agreed with the Company.  Following the Transition Date, the Executive will be free to join boards and affiliate with organizations provided that such affiliation will not violate or conflict with any of her obligations set forth in Section 4 of this Agreement.

(g)	The Executive is encouraged, at her own expense, to consult with an attorney before signing this Agreement and acknowledges that she was offered sufficient time to consider it.

(h)
The Executive may revoke this Agreement within seven (7) days of the date of the Executive’s signature.  Revocation can be made by delivering a written notice of revocation to Susan Grady, Senior Vice President, Corporate Secretary, Otis Worldwide Corporation, One Carrier Place, Farmington, CT 06032 at susan.grady@otis.com.  For this revocation to be effective, Susan Grady must receive written notice no later than close of business on the seventh (7th) day after the Executive signs this Agreement.  If the Executive revokes this Agreement, it will not be effective or enforceable and the Executive will not vest in the ELG RSU Award or receive any other benefits described herein and agrees to immediately repay to the Company the value of any benefits provided prior to revocation.

4.
In consideration of the benefits of membership in the ELG and the ELG RSU Award, the Executive has agreed to certain restrictive covenants effective during the course of her employment and additional restrictive covenants that become effective upon the termination of her employment and the vesting of her ELG RSU Award (the “ELG Covenants”).  The Executive hereby acknowledges and affirms the ELG Covenants and makes the following representations to and agreements with the Company:

(a)
During a period beginning on the date hereof and extending for two (2) years after the Transition Date or, if later, the end of the Consulting Period, the Executive will not directly or indirectly, in any capacity or manner, make any statements of any kind (or cause, further, assist, solicit, encourage, support or participate in the foregoing), whether verbal, in writing, electronically transferred or otherwise, or disclose any items of information which are or may reasonably be construed to be derogatory, critical of, or adverse to the interests of the Company.  The Executive agrees that she will not disparage the Company, its executives, directors or products.

(b)
The Executive acknowledges that in the course of her employment with the Company she has acquired Company Information and that such Company Information has been disclosed to her in confidence and for the Company’s use only.  The Executive agrees that, except as she may otherwise be directed under this Agreement or as required by law, regulation or legal proceeding, she will (i) keep such Company Information confidential at all times, (ii) not disclose or communicate Company Information to any third party, and (iii) not make use of Company Information on her own behalf or on behalf of any third party.  In the event that the Executive becomes legally compelled to disclose any Company Information, it is agreed that the Executive will provide the Company with prompt written notice of such request(s) so that the Company may seek a protective order or other appropriate legal remedy to which it may be entitled.  In view of the nature of the Executive’s employment and the sensitive nature of Company Information that the Executive has received during the course of her employment, the Executive agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret, confidential or proprietary status of Company Information and to the Company.  Therefore, in that event the Company will be entitled to an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation or threatened violation.  When Company Information becomes generally available to the public other than by the Executive’s acts or omissions, it is no longer subject to the restrictions in this Section 4(b).

(c)
To further ensure the protection of Company Information, the Executive agrees that for a period of two (2) years after the Transition Date or, if later, the end of the Consulting Period, she will not accept employment in any form (including entering into consulting relationships or similar arrangements) with a business that:  (i) competes directly or indirectly with any of the Company’s businesses; or (ii) is a material customer of or a material supplier to any of the Company’s businesses, unless the Executive has obtained the written consent of the Executive Vice President & Chief People Officer or her successor, which consent will be granted or withheld in her sole discretion.  The Executive acknowledges that the ELG RSU Award vested and distributed pursuant to this Agreement constitutes full and adequate consideration for the Executive’s obligations set forth in this Section 4(c).  The parties agree that the terms of this Section 4 are reasonable.  However, if any portion of this Section 4 is held by competent authority to be unenforceable, this Section 4 will be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended will continue in effect.

(d)
For a period of two (2) years following the Transition Date or, if later, the end of the Consulting Period, the Executive will not initiate, cause or allow to be initiated (under those conditions which she controls) any action that would reasonably be expected to encourage or to induce any employee of the Company or any of its affiliated entities to leave the employ of the Company or its affiliated entities.  In this regard, the Executive agrees that she will not directly or indirectly recruit any Company executive or other employee or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with Company executives and other employees.

(e)	The Executive acknowledges that the Intellectual Property Agreement between her and the Company will continue in full force and effect following the Transition Date.

5.
The Company represents to the Executive that it is fully authorized and empowered to enter into this Agreement, and that it will safeguard this Agreement and its terms from public disclosure with the same degree of care with which the Company protects its proprietary information.

6.
The obligations of the parties hereto are severable and divisible.  In the event that any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement will continue in full force and effect.

7.
In addition to any other rights the Company may have, should the Executive breach any of the terms of this Agreement, the Company will have the right to recover the value realized from the ELG RSU Award and any other benefits provided hereunder, the amount of such recovery to be determined relative to the damages caused by the breach.  Such action by the Company will not be taken capriciously and will have no effect on the Release and Waiver contained in this Agreement.

8.
Any dispute arising between the Company and the Executive with respect to the validity, performance or interpretation of this Agreement will be submitted to and determined in binding arbitration in Hartford, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision by the arbitrator will be binding on the parties; will be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; will be kept confidential by the arbitrator and the parties; and will be rendered within sixty (60) days following empanelment of the arbitrator.  Costs of the arbitration will be borne as provided in the Letter Agreement.  The arbitrator will be selected in accordance with the rules of the American Arbitration Association.

9.	This Agreement will be subject to and governed by the laws of the State of Delaware, USA.

10.
This Agreement, together with the Letter Agreement, constitutes the entire agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement.  No amendment to this Agreement will be binding upon either party unless in writing and signed by or on behalf of such party.

11.
Any notice under this agreement will be in writing and addressed to the Executive at her home address of record at the Company, with copy (which shall not constitute notice) to Jeremy L. Goldstein, Sterlington, PLLC, jeremy.goldstein@sterlingtonlaw.com and notices@sterlingtonlaw.com, and to the Company as follows:

Otis Worldwide Corporation
1 Carrier Place
Farmington, CT  06032
Attention:  Executive Vice President & Chief People Officer

Either party may change its address for notices by giving the other party notice of the change.

12.
The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by law.  The Executive, or her estate, will be responsible for any and all tax liability imposed on amounts paid hereunder.

13.
Capitalized terms in this Agreement and not otherwise defined herein are defined in the Schedule of Terms applicable to this ELG RSU Award, or the Company’s Long Term Incentive Plan, as amended and restated.

14.
If and to the extent that any payment or benefit provided herein is determined to be deferred compensation within the meaning of Section 409A, such payment or benefit will be provided in a manner that complies with Section 409A.

15.
The Executive states that she has read this Agreement, including the Release and Waiver contained herein, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement which will be effective as of the date of the Executive’s signature below.

OTIS WORLDWIDE CORPORATION

By:	By:
Judith F. Marks

Date:	Date: